Exhibit 99.1

BRINKER INTERNATIONAL PROVIDES BUSINESS UPDATE IN RESPONSE TO COVID-19
More than 82% of Chili’s and Maggiano’s restaurants have reopened dining rooms across the U.S.
DALLAS (June 9, 2020) – Brinker International, Inc. (NYSE: EAT) today announced business results as Chili's® Grill & Bar and Maggiano's Little Italy® restaurants continue the process of reopening dining rooms per state and local guidelines.
“As we reopen our dining rooms across the country, our commitment is to do so safely, including training for team members and physical changes in our restaurants. With hospitality in our DNA, we’re glad to be together again, but at a safe distance,” said Wyman Roberts, chief executive officer of Brinker International. “Our guests are telling us they are glad to be back at the table, too, as demonstrated by increasing sales as dining rooms reopen.”

•	As of June 8, 2020, there are 873 Chili’s restaurants with dining rooms open

•	Comparable restaurant sales for these Chili’s locations with open dining rooms for the week ended June 3, 2020 are down approximately 11% compared to the prior year

•
Chili’s continues to outpace the casual dining industry and grow market share. Third-party data indicates Chili’s comparable restaurant sales are on average more than 20 percentage points better than comparable restaurant sales for the casual dining industry over the last five weeks

•
Chili’s has retained more than 70% of off-premise sales after dining rooms have reopened as of the week ending June 3, 2020 compared to the week ending April 29, 2020 when dining rooms had begun to reopen

•	The company is generating positive operating cash flow and utilizing it to pay down outstanding debt. The company is also substantially current with all rent obligations
Sales performance for Brinker and its reportable segments are as follows:
COMPARABLE RESTAURANT SALES
Comparable restaurant sales represents the percentage change in sales at company-owned restaurants:

	Comparable Restaurant Sales
	Fiscal 20 vs Fiscal 19
	Week Ended
	4/29/2020	5/6/2020	5/13/2020	5/20/2020	5/27/2020	6/3/2020
Chili’s	(42.1)%	(31.6)%	(28.5)%	(25.2)%	(22.5)%	(18.9)%
Maggiano’s	(72.1)%	(73.8)%	(61.4)%	(70.8)%	(66.4)%	(69.9)%
Company-owned	(45.9)%	(37.1)%	(33.4)%	(31.7)%	(28.3)%	(25.6)%
Comparable restaurant sales include all restaurants that have been in operation for more than 18 months, except restaurants acquired by the company from franchisees are not included until they have been company owned for more than 12 months. Amounts are calculated based on comparable current period versus same period a year ago.

COMPARABLE RESTAURANT SALES - CHILI’S OPENED DINING ROOMS
Opened dining rooms comparable restaurant sales represents the percentage change in company-owned Chili’s restaurant sales that had dining rooms open during the following weekly periods:

	Comparable Restaurant Sales - Chili’s Opened Dining Rooms
	Fiscal 20 vs Fiscal 19
	Week Ended
	4/29/2020	5/6/2020	5/13/2020	5/20/2020	5/27/2020	6/3/2020
Chili’s	(16.5)%	(14.4)%	(14.2)%	(12.3)%	(10.3)%	(10.8)%
TOTAL COMPANY SALES
Total company sales includes restaurant dining room and off-premise revenues for each brand:

	Total Company Sales
	Week Ended
(dollars in millions)	4/29/2020	5/6/2020	5/13/2020	5/20/2020	5/27/2020	6/3/2020
Chili’s	$33.8	$40.1	$45.2	$43.8	$45.0	$46.6
Maggiano’s	$2.1	$2.1	$3.9	$2.5	$2.6	$2.4
LIQUIDITY AND CASH BALANCE
As a result of increased sales and disciplined expense management, the company is now generating average weekly positive cash flow. As of June 3, 2020, cash on hand is approximately $113 million and revolver availability is $429 million, resulting in available liquidity of $542 million.
FORWARD CALENDAR
The company expects to return to its normal quarterly business update schedule. Brinker’s next earnings release call for the fourth quarter of fiscal 2020 will be on August 12, 2020.
ABOUT BRINKER
Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Based in Dallas, Texas, as of March 25, 2020, Brinker owned, operated, or franchised 1,675 restaurants under the names Chili's® Grill & Bar (1,622 restaurants) and Maggiano's Little Italy® (53 restaurants).
FORWARD-LOOKING STATEMENTS
The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements except as required by law. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, health epidemics or pandemics (such as COVID-19), the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company's ability to meet its business strategy plan, third party delivery risks, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, downgrades in our credit ratings, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, health epidemics or pandemics, and tax reform, as well as the risks described under the caption "Risk Factors" in our most-recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
SOURCE: Brinker International, Inc. 1-800-775-7290, media.requests@brinker.com